SECOND AMENDMENT TO THE
RUBY TUESDAY, INC. SALARY DEFERRAL PLAN

THIS SECOND AMENDMENT is made on this 16th day of March, 2016 by Ruby Tuesday, Inc. a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Primary Sponsor”).

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Salary Deferral Plan (the “Plan”), which was last amended and restated by an indenture dated January 7, 2015; and

WHEREAS, the Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, for the benefit of its eligible employees; and

WHEREAS, the Primary Sponsor now wishes to amend the Plan in response to a request from the Internal Revenue Service as a condition to its issuance of an updated favorable determination letter with respect to the continuing tax-qualified status of the Plan; and

WHEREAS, Section 17 of the Plan permits the Primary Sponsor to amend the Plan at any time;

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan by deleting, effective as of January 1, 2015, the existing Section 3.1(c) and substituting therefor the following:

“(c)           Catch-Up Contributions. A Participant who is eligible to contribute Deferral Amounts to the Plan and who has attained or will attain age fifty (50) on or before the last day of the Participant’s taxable year shall be eligible to elect to defer a portion of his Annual Compensation otherwise payable to him for the Plan Year and have such portion contributed to the Fund on his behalf as Catch-Up Contributions in excess of the limits on Deferral Amounts set forth in Section 3.1(b) or any limit otherwise established by the Plan Administrator with respect to Highly Compensated Employees under Section 3.1(a).  In addition, amounts contributed pursuant to Section 3.1(a) or this Section 3.1(c) may be treated as Catch-Up Contributions to the extent such amounts exceed any limit on Deferral Amounts that may be determined pursuant to Section 3 of Appendix C hereto (this limit and the limits in the preceding sentence being collectively referred to as the ‘Applicable Deferral Limits’).

Catch-Up Contributions made pursuant to this Section 3.1(c) by a Participant shall be in an amount equal to the amount specified in the Participant’s deferral agreement and may be made on a payroll period basis or an annual basis in accordance with the administrative procedures provided by the Plan Administrator, but shall in no event shall the contributions exceed $6,000 (for 2015) in any calendar year, as adjusted in future years by the Secretary of the Treasury (the ‘Code Section 414(v) limit’).

Contributions made pursuant to this Section 3.1(c) shall not be taken into account for purposes of implementing the limitations set forth in Section 3.1(b) and Appendix A hereto.  The Plan shall not be treated as failing to satisfy the provisions of Appendix B or Appendix C, as applicable, by reason of the making of the Catch-Up Contributions as described in this Section 3.1(c).

The portion of the contribution made by a Plan Sponsor under this Section 3.1(c) that will be treated as Catch-Up Contributions will be determined as of the last day of the Plan Year.  Amounts contributed by a Plan Sponsor pursuant to this Section 3.1(c) or recharacterized pursuant to Section 3 of Appendix C that do not exceed the Applicable Deferral Limits will not be treated as Catch-Up Contributions but will be treated as Deferral Amounts. Amounts contributed pursuant to this Section 3.1(c) or recharacterized pursuant to Section 3 of Appendix C that exceed the Applicable Deferral Limits will be treated as Catch-Up Contributions; provided, however, that the contribution under this Section 3.1(c) or any amounts recharacterized under Section 3 of Appendix C for any Participant shall not be treated as a Catch-Up Contribution to the extent that those amounts and all other Elective Deferrals of the Participant under the Plan and other plans of the Plan Sponsor and its Affiliates for the taxable year exceed the Participant’s Annual Compensation.

The excess of the amounts treated as Catch-Up Contributions for a Participant under the Plan and other plans of the Plan Sponsor and its Affiliates over the Code Section 414(v) limit and amounts that are not treated as Catch-Up Contributions solely because they exceed the Participant’s Annual Compensation, will be distributed to the Participant in the same manner as Deferral Amounts are distributed pursuant to Section 3.1(b).”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Second Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Second Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:  /s/ Rhonda Parish
Name: Rhonda Parish
Title:   Chief Legal Officer & Secretary
ATTEST:
By:       /s/ Brian Wanamaker
Name:  Brian Wanamaker
Title:    VP, Asst. Gen. Counsel & Asst. Sec.